Exhibit 99.1

PARTICIPANTS

Corporate Participants

Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Jennifer Powers – Vice President-Investor Relations, Chico’s FAS, Inc.
Other Participants

Susan K. Anderson – Analyst, FBR Capital Markets & Co.
Betty Chen – Analyst, Mizuho Securities USA, Inc.
Paul Lejuez – Analyst, Citigroup Global Markets, Inc. (Broker)
Simeon A. Siegel – Analyst, Nomura Securities International, Inc.
Dana L. Telsey – Analyst, Telsey Advisory Group LLC
Pamela Mia Quintiliano – Analyst, SunTrust Robinson Humphrey, Inc.
Janet J. Kloppenburg – Analyst, JJK Research
Kimberly Conroy Greenberger – Analyst, Morgan Stanley & Co. LLC
Adrienne Yih-Tennant – Analyst, Wolfe Research LLC
Lorraine Maikis Hutchinson – Analyst, Bank of America - Merrill Lynch Research
Kate Fitzsimons – Analyst, RBC Capital Markets LLC
Neely J. N. Tamminga – Analyst, Piper Jaffray & Co. (Broker)

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Chico’s FAS, Inc. Second Quarter Earnings Release Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Jennifer Powers, Vice President of Investor Relations. Please go ahead.

[0FR9VZ-E Jen Powers]
Thanks, Andrew, and good morning, everyone. Welcome to Chico’s FAS Second Quarter Earnings Conference Call and Webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer.

As a reminder, any forward-looking statements that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release. In these remarks, we are excluding Boston Proper from all financial data discussed for comparability purposes. Additionally, we’ll refer to adjusted earnings per share which is a non-GAAP financial measure. A reconciliation to our GAAP earnings per share is included in the press release for your reference.

And with that, I’ll turn it over to Shelley.

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Chico's FAS, Inc.	CHS	Q2 2016 Earnings Call	Aug. 31, 2016
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Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Jen. Good morning, everyone. We are pleased with our second quarter performance which reflects the continued progress our team is making against our four focus areas - evolving our customer experience, strengthening our brand position, leveraging actionable retail science and sharpening our financial principles. We are transforming our company to win in the future, and the changes we have already announced are driving cost savings and improving our operating efficiency.

As a result, despite a difficult apparel retail sales environment, we are able to achieve adjusted earnings in line with last year as we improved our merchandising margin rate, decreased total SG&A expense and reduced consolidated inventory versus last year. Additionally, while consolidated comparable sales were down from last year, they improved sequentially from last quarter.

Importantly, we made significant progress on the cost reduction and operating efficiency initiatives that we announced in Q1. I will provide specifics shortly. But overall, the progress we are making on our strategic plan reinforces our confidence that we can return the company to double-digit operating margin as our performance improves.

Now moving on to our results by brand. As we said last quarter, our aim is to be more profitable at our current transaction level and each of our brands is working to achieve that objective. Reduced promotional selling during the quarter impacted Chico’s top line, and as a result, comparable sales were down 5.1% quarter-over-quarter. Though sales were down, the brand was able to grow merchandise margin rate by over 100 basis points while leveraging SG&A costs.

Our cold shoulder top, denim and pant collections performed well while knits and jackets were the toughest category. The brand is taking steps to improve its merchandise. Chico’s recently relaunched the Zenergy line which is Chico’s version of athleisure with the intent to capitalize on this trend and demand from our customers. The brand also relaunched the popular Travelers collection, elevating the product with less busy prints and cleaner lines. Although these merchandising changes are new, early indications are positive.

And we aren’t stopping there. Looking ahead to next quarter, Chico’s has several additional merchandising initiatives that we are really excited about. After a successful test, Chico’s intends to expand its petites offering to 55 stores. Chico’s is also launching its on-trend denim story for the fall, Denim for Everything. Although we are pleased with the relaunches of Zenergy and Travelers, it will take some time and some more work for us to strengthen the overall brand positioning and to further improve the merchandise assortment at Chico’s.

Now on to White House Black Market. Comparable sales for the quarter were down 1.3%. At White House Black Market, a key area of focus for us has been the dress collection. This quarter, dresses were one of the strongest categories. Woven tops, denim, accessories and shoes also resonated with our customers while knits, skirts and bottoms continue to be weaker.

For the fall, the brand is emphasizing its aspirational design with high quality and personalized service. The White House Black Market is expanding breadth and versatility of its clothes so that customers can transition easily from work to evening. Affordable designer denim continues to resonate with our customers, and like the Chico’s brand, White House Black Market will have denim tops and bottoms to leverage that fashion trend.

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Next on to Soma. Comparable sales were positive 0.7%. We have achieved an increase in comp sales for the last 28 of the 29 quarters. Soma continues to deliver what customers want while also infusing new products and styles into the brand. Building on Soma’s highest volume bra launch ever, the Enticing Lift Balconet Bra launched this second quarter with a lower neckline and a strappier look, it successfully expanded the silhouette options for our Enticing Lift Bra.

Taking advantage of more available white space in the market, Soma’s swim collection which is now in every store, once again had significantly positive comps. In addition to the swim collection, bras and sleepwear were strong. However, the fashion side of the business has been challenging as Soma continues to refine its brand positioning. To help address these challenges, Soma launched a totally new sport collection at the beginning of the third quarter which is off to a great start. The brand has another major launch in early September, and shall we say, we expect that to be memorable.

Now let me turn to the progress we’ve been making on our cost reduction and operating efficiency initiatives. Building on our financial principles focus area and the plans we announced last May, we recently completed a comprehensive organizational redesign which clarified roles, responsibilities and processes across our brand and across our shared services functions. These organizational changes have led to the creation of new jobs in a number of key growth areas such as digital and business analytics. In addition to expanding on these key areas of focus, we have reduced our corporate and field leadership head count by approximately 200 positions. We emerge from the redesign as a flatter organization that is designed to be more nimble and responsive to our customers’ evolving needs.

We expect that the redesign will generate $25 million in annualized savings in addition to the $65 million to $85 million in savings that we announced last quarter, totaling close to 4% of our 2015 revenues. Todd will discuss the timing of these savings and related details during his remarks.

In addition, Cinny Murray, Chico’s Brand President, has left the business. We appreciate Cinny’s leadership during her almost eight years at Chico’s and wish her well into the future. A search for her replacement is well under way. I have great confidence in the Chico’s brand team and their ability to continue to support our efforts and to serve our customers.

Further demonstrating our progress on cost reduction and operating efficiency, the supply chain initiative discussed last quarter is also proceeding well. We completed our assessment phase in June and are halfway through the design phase which addresses frequency and depth of merchandise along with speed to market. We expect to complete implementation by the end of the fiscal year and to start realizing savings in the second half of next year as Todd will discuss.

During the assessment phase, we leveraged our rich customer shopping data to define the optimal frequency of fashion delivery. Our most profitable customers love newness, but our data told us that they weren’t able to see, absorb nor did they have a chance to purchase our new merchandise before we marked it down. We were competing against ourselves for space to bring in new deliveries which meant resetting the whole floor every few weeks.

We concluded that we can reduce the frequency of new floorsets by up to 30% while incorporating frequent capsules of newness to refresh and highlight new merchandise. Reducing floorsets will not only improve our AUR by increasing the overall merchandise life at full price, but will also decrease expenses related to sourcing, design, distribution, marketing, store labor and more. Meanwhile, our customers should continue to experience the frequent newness but have better visibility to our overall collection, enticing them to shop and buy from us.

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Actioning our customer data also informed us that we can reduce our choice count, in some cases, up to 20%. Taken together, right-sizing the frequency of our floorset and editing our choice count should result in fewer markdowns and the ability to better leverage product and labor.

As a result of our assessment, we remain confident that we will generate $30 million to $40 million in annualized savings as previously discussed. Additionally, given the overlap of people and processes between our supply chain initiative and our organizational redesign, we executed the project in tandem to ensure the success of both. Completing this behind-the-scenes work will enable our brands to fully focus on providing beautiful products to our customers at exactly the right time.

We are pleased that our performance improved during the second quarter, but by no means are we satisfied with declining sales. We are taking a phased approach to drive profitable growth and value creation for our shareholders. We still have a lot of work left in front of us as we execute on our initiatives to transform our company.

When I joined the company, one of my first actions was to perform an in-depth review and diagnostic of the business to understand our strengths and our opportunity. That was phase one, and you heard those opportunities quantified last quarter. Phase two is executing on those initiatives. As we discussed, our cost reduction and operating efficiency initiatives are well under way, and we have now completed our organizational redesign. We expect that completion of our initiatives will produce a strong, scalable foundation that positions us for the third most exciting phase of our transformation, defining and igniting new sources of revenue for our iconic brands.

One of our key areas of focus is strengthening our brands’ position to the enhanced merchandising and marketing efforts. We are starting to capitalize on those brand-specific merchandising strategies to improve our assortment and marketing campaigns to drive new customer growth.

Additionally, given the power of our brands and our loyal customers, we see opportunities to grow within our current channel and expand into new ones including extending our international footprint and partnering with complementary businesses who share our customer demographic. We will talk more about our work on defining revenue-driving initiatives in the coming quarters.

Before turning the call over to Todd, I want to briefly note that I am very proud of how the team performed in what could have been a distracting time period. With the overwhelming support of our shareholders, we now have a refreshed board after the additions of Bonnie Brooks, a legendary merchandiser who most recently led Hudson’s Bay Company; and Bill Simon, a supply chain guru and former President of Walmart U.S.

Our team is more galvanized than ever, focused on our customer and engaged in transforming our company to win in the future. We have seen improved performance over last year, and we continue to make progress on our cost reduction and operating efficiency initiatives that we expect will save our company roughly $100 million annually, or about 4% of last year’s revenue. We are executing on our new merchandising strategy, and we are excited to be entering our third phase of seeking new revenue-producing opportunities for our powerful and differentiated brand.

And now I’ll turn the call over to Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary

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Chico's FAS, Inc.	CHS	Q2 2016 Earnings Call	Aug. 31, 2016
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Thanks, Shelley, and good morning, everyone. As discussed in our last earnings call, our goal for the second quarter was to improve the profitability of our sales and end the quarter with flat inventory to last year while managing expenses tightly. We’re pleased to say that we achieved all of those goals.

When excluding Boston Proper, compared to the second quarter last year, merchandise margin rate increased by 10 basis points. SG&A was down $8 million, leveraging sales by 10 basis points. Free cash flow increased by $30 million. Inventory declined slightly, and adjusted earnings per share were in line with last year at $0.25 versus $0.26 last year.

Now for more specifics on the second quarter. The change in net sales improved sequentially from last quarter but were down 3.6% over last year to $636 million. Consistent with past quarters, our digital commerce business continues to grow at a healthy pace. Despite the overall decline in sales, we leveraged merchandise margin by 10 basis points for the quarter. Our gross margin rate declined by 80 basis points, primarily driven by an increase in occupancy expense as a percent of sales.

While we continue to make progress, please note that we do not expect to leverage occupancy expense until we get into fiscal 2017. As a result of the sales decrease, gross margin dollars decreased to $241 million versus $255 million last year. Our cost reduction and operating efficiency initiatives are continuing to benefit our bottom line as we leveraged SG&A by 10 basis points. Total SG&A decreased by $8 million, or 4%, to $187 million. The decline in SG&A was primarily related to savings in store labor, stock compensation and non-customer-facing marketing expenses, demonstrating solid progress on our cost reduction initiatives announced last quarter. The initiatives are also benefiting our free cash flow as our second quarter free cash flow increased by $30 million over last year.

Turning to the balance sheet. We ended the quarter in a strong cash position with $151 million in cash and short-term investments. We returned $31 million to shareholders by repurchasing $20 million of common stock and distributing $11 million in dividend. $204 million remains outstanding under our stock repurchase authorization. We also repaid $2.5 million in scheduled principal payments, ending the quarter with $87 million outstanding on our term loan.

We leveraged our powerful brands and rigorous data and analytics to effectively deploy promotions which allowed us to sell through the elevated inventory from last quarter. As a result, we ended the quarter with inventory down slightly versus last year.

Capital expenditures totaled $12 million in the second quarter, mostly comprised of investments in existing stores and technology. During the quarter, we opened five new stores and closed five.

Next, I’d like to give you more details on the timing of the savings from the organizational redesign that Shelley just described and the initiatives that we announced last quarter. The organizational redesign is expected to reduce expenses by approximately $25 million on an annual basis compared to 2015 levels. Remodeling, about 60% of the expense savings should be reflected in SG&A while the other 40% is related to cost of goods sold.

Including the savings from the organizational redesign, we now expect our total annualized savings from our cost reduction and operating efficiency initiatives to range between $90 million and $110 million. The annualized savings from this organizational redesign will begin mid-Q3 this year.

We continue to expect our marketing and non-merchandise procurement spend initiatives to reduce SG&A by $35 million to $45 million with approximately $15 million to be realized this year. We should begin to realize the $30 million to $40 million in expected annual savings from our supply chain efficiency initiative in the second half of 2017.

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Now I’ll update you on our financial outlook for the rest of the year. We continue to see a challenging and competitive apparel retail environment, and as a result, we still expect comparable sales to be down low single-digits in the third and fourth quarters. We do expect that execution on our cost reduction and operating efficiency initiatives will drive savings to the bottom line.

Our continued focus on retail science should allow us to leverage merchandise margin via more effective pricing and promotions. However, our occupancy costs will likely deleverage with lower sales resulting in slight gross margin deleverage.

SG&A savings from our cost reduction and operating efficiency initiatives should roughly offset this gross margin pressure. Now that we’ve made significant progress with our initiative to adjust our cost structure, we expect to continue leveraging SG&A in the second half of this year and for the full year despite the difficult sales environment. We also expect that continued conservative receipt planning, with open-to-chase built into our models, combined with targeted allocation to our stores, will enable us to manage third and fourth quarter inventory to be in line with last year.

We’re now planning to close approximately 35 stores this fiscal year as we have pushed some closures into next year to best optimize lease explorations. However, we still estimate our total store closures through 2017 to be approximately 155. As we stated before, the closures will primarily be in the Chico’s and White House Black Market brands.

The sales transfer rate from our closed store locations continues to exceed our expectations. These high transfer rates of our core customer combined with the strength of our online business reinforces our belief that the rationalization of our fleet will lead to improved company performance.

Our capital expenditure estimate for the year has not changed from the $65 million to $70 million. CapEx reflects continued plans to open approximately 17 more stores, more than half of which will be Soma stores. In addition, we’ll continue to invest in existing stores and technology to advance our priority to evolve the customer experience.

In conclusion, we are confident in our future. We have three powerful differentiated brands with incredibly loyal customers that we can leverage to seek new revenue growth opportunities. Additionally, our plans to capitalize on our operating improvement initiatives are well defined and we are already making visible progress on those plans.

Our management team is resolute and energized about the actions that we are taking. The team realizes that successful execution against our revenue and operating initiatives will improve our business performance and enable us to increase shareholder value.

Now I’d like to turn the call back over to Shelley

Shelley G. Broader, President, Chief Executive Officer & Director

Thanks, Todd. While we expect this challenging macroenvironment to continue, I’m confident that the actions we’re taking will transform our company for long-term profitable growth and value creation. Our brand positioning and our connection with our customer are at the core of all of our efforts.

Given the powerful and differentiated brands we have and our wonderful and very loyal customers, we see tremendous opportunity to strengthen our brands’ positions as well as successfully compete in new channels.

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As we continue to take action on our four focus areas, we are becoming more nimble, adapting faster to our customers’ needs, all the while improving our efficiency and cost structure.

Thanks. Now with that, I’ll turn the call back over to Jen for Q&A.

Jennifer Powers, Vice President-Investor Relations

Thank you, Shelley. At this time, we’d be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question.

Thank you. And I will turn the call back over to Andrew.

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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] The first question comes from Susan Anderson of FBR Capital Markets. Please go ahead.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Hi. Good morning. Nice quarter in a very tough environment. I was wondering if you could maybe dig a little deeper on merch margin. It was nice to see that inflection there. What’s the big driver? Is it just leaner inventories, smarter promotions, less clearance or lower AUC? Maybe if you could just talk a little bit about that? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think the answer is yes. It’s really a combination of a lot of those factors, maybe less so AUC. But certainly – and we walked a fine line this quarter as we’ve tried to move through our inventories but we’ve been very targeted in where we’re promoting. We’ve worked very hard to reduce receipts where it’s appropriate. And the result has been just less clearance that we have to clear through at very deep prices. So the combination of all those things has really allowed us to not only grow the merchandise margin rate, but remember we ended last quarter with our inventories up 4%, so to do that and with our inventories down feels like we’ve positioned ourselves very nicely for the second half.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Great. And just one follow up on the AUC part. So I think you guys had talked about last quarter the opportunity there to kind of lower AUC, look at better ways of sourcing. Is that opportunity maybe coming in the back half? Or is that something that we should look out into 2017 for?

<A – Todd Vogensen – Chico’s FAS, Inc.>: It’s going to be more of a longer-term project. I think we mentioned that the supply chain initiatives would start to bear fruit as we got further into 2017 and that is still the case. As we head into the back half of this year, it’s going to be a similar story to the past for us where we do have a little bit of opportunity, say, out of currency or other things offset by store labor or – excuse me, manufacturing labor inflation in the Far East. So, overall, not expecting much out of AUC this year but next year is where we really are pointed.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Great. Thanks so much. Good luck next quarter, you guys.

Operator: The next question comes from Betty Chen of Mizuho Securities. Please go ahead.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Thank you. Good morning. Congratulations on the nice progress.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Shelley, I was wondering if you can talk a little bit more about some of the assessment you mentioned about reducing the frequency as well as the choice count. It sounds like, if we understand it correctly, perhaps maybe the flows were just so quick that the customers didn’t even have a chance to come in and buy and maybe had too many options to them. Maybe if you can clarify if we understood that correctly and also whether that is pretty much relevant across all the brands and maybe timing on when we can see some of those changes occur? Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you for the question, and you were correct in your assumption. As we talked about our four focus areas and have sort of been talking about our four focus areas ad nauseum, I think this is one of the instances where you can start to see that

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leveraging actionable retail science aspect come to life. Because we have such robust data, more than 90% of our transactions go through our loyalty program, we have a great understanding of when our customers shop and at what price points she purchases at and at what cadence in our own process cycle she’s most likely to come in.

And what we actually discovered by just using some great analytics is that our frequency of change in newness did not match the frequency in which our customer shopped. We know she loves newness. We don’t want to take that away from her. And so I think Todd used the word delicate balance before. This continues to be a delicate balance of making sure that there is enough newness both in full space sets and in fashion capsules coming in, but that we also aren’t clearing product and adding newness and clouding both the website and the floor with so much choice count that she’s not even able to see the things that we know she wants to focus on. So this was done with a lot of care, with a lot of rigor, and is really done with trying to match the cadence of newness with the frequency of our customer’s shop and allowing her to have more time to look and purchase that full price product, and in our test models, that’s what’s been happening.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: And, Shelley, is that applicable for all the brands or just curious whether...

<A – Shelley Broader – Chico’s FAS, Inc.>: It’s most – yes, it’s applicable for all the brands, but it’s most applicable for White House Black Market and for Chico’s.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Okay. And will we see that in the second half buys or more for 2017?

<A – Shelley Broader – Chico’s FAS, Inc.>: We’re affecting – as you know with people’s calendar cadence, you got to start affecting stuff now if you want to see it. And so we’re certainly working that way today and you’ll start to see that early in 2017.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Okay. Great. Thank you so much. Best of luck.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Paul Lejuez of Citi. Please go ahead.

<Q – Paul Lejuez – Citigroup Global Markets, Inc. (Broker)>: Yeah, thanks. We’ve got a couple years now of depreciation running a bit above CapEx. So, Todd, just wondering how we think about that relationship over the next several years? And then separately, could you just talk a little bit about the profitability of the Soma chain and whether EBIT margins are moving higher or lower this year and what comp is necessary to get leverage in that business? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So I’ll start with the depreciation question. Yeah, you’re right. This year, we’re still expecting to see depreciation in the $110 million to $115 million range which is well north of our CapEx. What’s happened over time is we’ve shifted our capital spending from pure bricks-and-mortar to a better mix with technology. Technology has much shorter lives on it, and so the result is you have kind of an acceleration in the useful life of the CapEx we’re putting into place and that’s caused depreciation to run a little bit higher than our current run rate on CapEx. That should even out over the course of the next few years, but it will take a few years to even out.

In terms of profitability of Soma, yeah, that obviously is something we pay very close attention to, to say the least. I think for Soma it is not only about continuing to drive those positive comps and new

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customers, but we’re also managing expenses very tightly there. And the brand just has inherent in it a very cost conscious culture that is allowing us to continue to be strong on the profitability as well as on the top line.

<Q – Paul Lejuez – Citigroup Global Markets, Inc. (Broker)>: Thanks. Good luck, guys.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

Operator: The next question comes from Simeon Siegel of Nomura. Please go ahead.

<Q – Simeon Siegel – Nomura Securities International, Inc.>: Great. Thanks. Good morning, guys. Shelley, in light of your comments and just the initiatives, what are the thoughts on a general timeline to returning to positive comps? Todd, maybe any context you can give on that comp guidance in light of the easier back half compares. I don’t know, any comment on current trends? And then just following up on Paul’s question, can you share what Soma’s margins are versus the other concepts at this point, just considering the fact that a meaningful proportion of the fleet is over a few years old? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So we’ll start with comps and two things. I think as we’ve gone through our process and strategic planning with Shelley, we’ve really tried to follow a very prescriptive three-phase approach to our strategic planning where first was diagnostic, came in and understood that we did have some opportunities on the operating efficiency and cost side. So phase two was obviously going after those. And then phase three was going to be looking at new revenue sources. We’ve started on some of that work which you heard about on the merchandising side, doing a little bit on marketing as well, but I would say that’s an initiative that is – really, that’s the fun stuff and that is the stuff that we are going to be building into now.

It’s tough to see a lot of that impacting the very short-term. So, in the short-term, we’re looking at an environment from a macro perspective that continues to be a little bit challenging. And there’s I think I’ve heard the word uncertainty plenty of times in conference calls over the last couple of weeks, and I think that’s a fair way to put it. So our outlook basically reflects that uncertain environment in the short-term, knowing that long-term, we’re working to transform the company and get back to that positive comp growth as we get into next year and beyond.

<Q – Simeon Siegel – Nomura Securities International, Inc.>: Great. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And you had asked about Soma. So, out of fairness, we really do not disclose the individual profitability of any of the brands. So, for competitive reasons, I probably won’t get into that level of detail other than to tell you that Soma is profitable and continuing to be a profit driver for us.

<Q – Simeon Siegel – Nomura Securities International, Inc.>: Great. Thanks. Best of luck for the rest of the year.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Dana Telsey of Telsey Advisory Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Good morning, everyone. As you touched on the merchandise margin and merchandise margin coming from more effective pricing and promotions, what should we see on the promotional cadence? Does it differ by brand? And you

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think of pricing with the newness and the assortment coming through, are there changes in pricing that we should look to that would show up in the margin also? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, Dana, yeah, I think in terms of promotional cadence, the clear goal is you will probably see different promotions. What we’ve been testing into is what promotions customers respond to. And so you may see shifts where there are time periods where there are more large, full store headline promotions. And then there will be times where it’s more category-specific. But I think varying that promotional cadence is clearly a part of what will drive success in the long-term.

And I think the other aspect of merchandise margin as well that sometimes gets missed, a lot of merchandise margin improvement or decline is really built on how much goods are left over at the end and get driven through clearance. The more we can sell at full price in season, the better off we are. And that goes right back to Shelley’s comments around the supply chain initiative and making sure that we’re giving our customers time to see our products and time to actually buy them where they’re still full price.

<A – Shelley Broader – Chico’s FAS, Inc.>: And, Dana, you also asked if the promotional cadence will be different by brand. If you’ll remember in our last call, that’s when we announced sort of disbanding the centralized marketing function. And the primary reason for that was not only as an expense savings driver, but it was really to put those decisions that are closest to the customer back to the brand. And so each one of our brands has a unique set of customers and a unique personality and brand position. So, although the science and the analytics around which customer, which promotion at which time is a bit standardized to our analytics group, the when and where and how, each brand needs to be unique and specific to that brand.

<Q – Dana Telsey – Telsey Advisory Group LLC>: And just one more follow-up. On the replacement for the Chico’s brand president, what are you looking for that role? Is there any characteristics that makes that whoever it is the right person for that role, whether experience, whether it’s what the goals are for the future, given what Cinny Murray has done in the past, it’s a different business today than it was when she joined. Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: That’s right. And Cinny did amazing things for the brand in her nearly eight years that she was here. And there’s a right time and a right place for all kinds of leadership styles, and there has – it has been transformational as you well know at the macro level. And that retailing has changed and it’d be nice to say so much over the last five years, I think you could say so much over the last five months. I mean it’s just a speeding bullet of change.

And so, of course, we’ll continue to find somebody who understands the customer, who loves the kind of knowledge and brand positioning and the opportunity that exists in an iconic brand like Chico’s. And as Todd mentioned earlier, it’s hard to say what you’re certain of in retailing today. But the things that we’re certain of is that digital commerce is here to stay. That the personalization of offering to each customer is only going to grow in importance, and that those that will win, even the pure play retailers today are looking for some kind of physical manifestation of their brand. And so, as we look to all of our leadership, we’re looking for people that cannot only lead our tremendous store fleet, take care of that unbelievably loyal customer but also lead us into this new future.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

Operator: The next question comes from Pam Quintiliano of SunTrust. Please go ahead.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Great. Thanks so much for taking my question, guys, and congratulations on the quarter. So I actually wanted to follow-up on Dana’s question regarding Cinny’s departure and just how we think about when we see the impact in the

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stores through when is it still Cinny? Who’s leading now? And where are you guys in the process of the search? And then I feel like she was pretty visible for your loyal Chico’s customers, so are you communicating – do you communicate that transition to your customer? Because she was definitely I feel like communicative with her. Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah, thank you for the question. Remember, we’re at a brand president structure, not a chief merchant structure. So the way that we’re structured is brand president. So underneath our brand president are our merchants and designers. So the look and feel of the Chico’s brand and the White House brand is also very much impacted by our lead designers and our design staff. And we run a brand president model which is a bit different than having sort of an iconic chief merchant whose fingerprints are on every product.

And so it’s a little bit of a different structure. And certainly, our customers’ relationship is with the brand, and we communicate openly and honestly with all of our loyal customers and we’ll continue to do so. And as far as...

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: [indiscernible] (40:05) ?

<A – Shelley Broader – Chico’s FAS, Inc.>: Continue.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Oh no, sorry. Go ahead.

<A – Shelley Broader – Chico’s FAS, Inc.>: And as far as our search, I’ve been looking at talent as long as I’ve been with the company now the last eight months. Making sure that we’ve got the appropriate talent in every position, and that search is well under way.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: And if I could – thank you for that. And if I could just ask a very quick one, just regarding your loyalty programs, are – any update on the numbers there and how they’ve been moving?

<A – Todd Vogensen – Chico’s FAS, Inc.>: No significant update. We still have over 8 million customers in our loyalty programs. We still capture customer information on well over 98% of our sales. So we continue to know who she is, what she’s buying, when she’s buying, and we’re actually as part of the organizational redesign, I would say beefing up some of the functions around our ability to analyze and actually action that data in ways we think are going to be very positive for us in the future.

<A – Shelley Broader – Chico’s FAS, Inc.>: And one of the most attractive aspects of Chico’s FAS to me during my own due diligence was the Net Promoter Score that comes through that loyalty program, and the fact that our Net Promoter Score among the brands is 77, 75 and 75 when the average specialty retail number is 51%. So not only did 90% of our transactions go through that loyalty program, but these people are recommending to others and advocating for our brand out of best in class rate.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Thanks so much. Best of luck.

Operator: The next question comes from Janet Kloppenburg of JJK Research. Please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Hi, everyone. Congratulations on all the new initiatives. A couple of questions. Merchandise margin was up about 10 basis points, but up more than that at Chico’s. Was that just clearance at White House Black Market? And how should we be thinking about merchandise margins at White House Black Market and Soma? Will you be reducing promotional activity there in the second half as well?

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Also, on inventory levels, I just wondered if you felt that they were clean of seasonal clearance and that they were aligned with your sales outlook? And just lastly, Shelley, with the transition at Chico’s in the leadership role, should we expect that that brand return to positive comps could take longer than White House or Soma just because you will be having a changing of the guide there? Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: I’ll start with the merchandise margin. And in a nutshell, yes, I think we talked before about walking that fine line of making sure we’re moving through the inventory that we had last quarter, but still a more profitable rate. And so what that meant was, yes, for White House, we had a little bit more clearance move through, but we did that successfully. And at Chico’s we were able to be a lot more selective on our promotions, and that probably impacted the top line, but also gave us a much better merchandise margin and more importantly a margin dollar answer. So, going into the third quarter, we feel like we’re back in a very strong position. We’ve got inventories that are current. We feel like we’ve moved through the inventory that we need to from previous seasons, and we’re heading into Q3 clean.

<A – Shelley Broader – Chico’s FAS, Inc.>: And to address your last couple of points. First of all, I want to make sure when we talk about reduced promotional activity, that we’re all talking the same language. And if you remember correctly, Todd and I for the last couple of quarters have talked about our marketing expense and that our marketing expense isn’t in line with peers. And so the idea of Chico’s FAS reducing promotional cadence or reducing marketing expense in many cases does not mean reducing us in any way below that peer set, that this is again utilizing that actionable retail science and making our marketing dollars work significantly harder for us and looking at promotions that customers respond to.

Someone talked about pricing earlier, just scratching the surface of really looking at that price point and elasticity and pricing analytics. And so I don’t want the reduced promotional cadence to feel as though we’re going to stop promoting and stop enticing our exciting customers to come into our boutiques. On the contrary, we’re going to reach her with the promotions that she’s most responsive to and quit spending dollars on double or triple stacking those on ones that she’s not responsive to.

And on the second question around the Chico’s brand and the change in the Chico’s brand, I am exceedingly confident and certainly wouldn’t make moves otherwise if I didn’t have this unquestionable faith in the team that’s there. There’s a tremendous group of leaders, group of designers, of retailers and of strategists in the Chico’s brand and they’re going to continue to march forward. And with any new leader, there always comes – I think Todd can attest to that with me. With any new leader, there always comes change, but this is also a shared services model, right, where the front of the house has its path to do in relationship to the customer and the back of the house is brand agnostic and continues to march along. So I’m very confident that you’ll continue to see some improvements in Chico’s.

<Q – Janet Kloppenburg – JJK Research>: Thanks, and good luck.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Kimberly Greenberger of Morgan Stanley. Please go ahead.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you so much. Shelley, I’m not sure if you’re ready to talk about this here or not, but I thought I’d ask about the teaser that you mentioned on the call, growth areas and new revenue sources in the future. If there’s anything you even conceptually at this point that you are interested in sharing with us, I’m very interested to hear that. And then just a follow-up on Janet’s inventory question, Todd. Should we conclude that you feel good about the way inventory is positioned for the back half of the year and that you think –

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I think you said flat year-over-year inventory expected at the end of both third and fourth quarter. Do you feel like that’s where you want to be? Or given the ongoing challenging environment, would you like to see even slightly leaner? Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, sure, I’ll take the inventory question first. So, on inventory, yes, we feel like we are well positioned and the inventories that we have are definitely aimed at forward-looking sales. So, yeah, I think we feel good about that. To your point, with the challenging environment, we’re being very selective on the inventories that we’re purchasing going forward. So we are reducing our receipts in a way that I think flows very nicely through the quarter and aligns more directly with the sales expectations that we have. You have to remember the inventory measurement is kind of a point in time measurement. So what ends up being as important for us is just the flow and timing of when the inventory comes in going forward, and as we’ve gone through that planning, we feel very confident. And then...

<A – Shelley Broader – Chico’s FAS, Inc.>: And then the second, way more fun part of your question than inventory, is about the revenue producing opportunities that we talked about. I’m just a think, plan, do, three-phase person and the real opportunity at Chico’s FAS is growth in sales and certainly on top and bottom line. But you need to do that in an organization that’s primed and ready and prepared to do that. Hence, the operational changes that we’re making, the structure changes that we’re making, the strategic initiative review that we’re going through, that will lead us to, as Todd said, the fun part, phase three which is that top line and focus on top line revenue not just bottom line revenue.

And when you’ve got iconic brands like we do, Chico’s is a unique and special brand that is positioned with a demographic where there’s still white space left in the world. Most everywhere else in specialty retail is just red ocean, just shark on shark. We still got some headroom within that targeted demographic with Chico’s. And so finding those exciting ways to talk about not just the iconic brand but pieces of that brand like Travelers, like Zenergy and making sure that those products are located not only within our store and online but also where else would that customer choose to want to buy that product and just starting to seek out those opportunities and partnerships now is very exciting.

And I think we feel the same way about White House Black Market and Soma as well. And we have a small but mighty international business. It’s very small but it performs very well. And I’ve purposely held the reins back on that business through phase one and two so that we can prepare full growth there. And so we’ll certainly give more details and be much more specific in the future about those revenue producing opportunities. But phase one and two are always going to be there and always ongoing in the background, but the phase three revenue producing phase is the one that goes on forever, right. That’s the exciting one.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Adrienne Yih of Wolfe Research. Please go ahead.

<Q – Adrienne Yih – Wolfe Research LLC>: Good morning. Congratulations. It was a tough quarter and you did – you managed it very nicely.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<Q – Adrienne Yih – Wolfe Research LLC>: Shelley, in your kind of time looking at kind of seasonality across the four quarters, there’s always been – recently, there’s been an opportunity in the fourth quarter. And I’m wondering what you see there, what you have planned perhaps for this

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fourth quarter/holiday to take advantage of that opportunity. And then for Todd, the measures that you’ve taken on the SG&A and the prior bridge components, the bridge to low double-digit, I think it was 50 bps to 80 bps on SG&A and 250 bps on gross margin, does it change the complexion of that and/or the timing? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll go quickly on your first question. Yeah, that was a surprise to me when I came actually that all of our brands don’t have the usual pop in Q4 that I’m used to. I worked for one retailer that called Q4 the violent peak, if that gives you any indication of the kind of Q4s I’m used to. And so this year, since we’re primarily focused on phase one and two still, you’ll see some incremental changes to product assortment, gift card promotion and et cetera into Q4. But I’m in agreement that there’s no reason why we aren’t a gift-giving location and – or a holiday dressing destination. I think you’ll see some signs and signals of that this Q4. But certainly as we enter into those revenue producing opportunities full time, I think you’ll see significantly more of them in Q4 of 2017.

<Q – Adrienne Yih – Wolfe Research LLC>: Great.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And in terms of double-digit operating profit, that absolutely is still the goal that we are working towards internally and have plans towards. I would say we are seeing and have talked to you about more SG&A opportunity than we probably would’ve initially planned on but still see gross margin opportunity which you’re seeing through the supply chain initiatives. So it will be probably more of a mix of both as we go forward.

<Q – Adrienne Yih – Wolfe Research LLC>: Fantastic. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Lorraine Hutchinson of Bank of America Merrill Lynch. Please go ahead.

<Q – Lorraine Hutchinson – Bank of America – Merrill Lynch Research>: Thank you. Good morning. You talked in the prepared remarks about Soma continuing to redefine the brand positioning. I was just hoping for an update on this and wondering how you are communicating all these changes to the customer?

<A – Shelley Broader – Chico’s FAS, Inc.>: I would say quietly. I would say we’re communicating them quietly to the customer right now. Again, sort of along with the theme that we’ve been talking about today, Soma is and remains to be our greatest growth opportunity and growth vehicle. And when we are ready for a more expansive and explosive growth opportunity for Soma, we want to have our product, our pricing, our promotion, our brand just right. And we are continuing to tweak all of those metrics right now and testing many of them. And then we’ll communicate that out and we’ll also communicate our growth plan.

<Q – Lorraine Hutchinson – Bank of America – Merrill Lynch Research>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Brian Tunick of the Royal Bank of Canada. Please go ahead.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Yes. Good morning. This is Kate Fitzsimons on for Brian. It just seems like you guys are really aggressively looking at the cost structure of the organization. Todd, I was just wondering how you are thinking about store closures beyond the 175 through 2017? And what do you see as the ultimate fleet size opportunity for the banners in light of

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the customer shift to online? And then just secondly, any update on the transfer rates you are seeing at the store closures you are executing? That would be helpful. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yeah, thanks, Kate. That’s a great question. So, in terms of our real estate, as you know, we really started launching off on more material amounts of closures last year, and so we’ve been measuring those as we’ve been going along. And again, it comes back to the quality of the customer data we can actually measure if you used to shop in that store and we close it and she’s shopping even somewhere that we wouldn’t have expected, be it online or be it a vacation spot, and what that looks like. And what we are seeing is still a very high rate, a much higher rate than industry standard for sales transfer which gives us a lot of comfort in the store closure plans that we have.

I think this is going to be an ongoing conversation for us. It’s probably early to say because we are still going through some of the strategic planning and the real estate planning. But as we go into the future, making sure that we have that right balance between brick-and-mortar and digital is going to be critical. And I think we’re finding as we get further into the store rationalization process that we actually can do with fewer stores in some spots. And we’re just going to need to continue to test into it and make sure we’ve got the right set of algorithms around what those sites are. So I think that’s – probably a little bit more to come, but beauty of the customers we have and the brands that we have is it does give us probably some options that others do not have.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Have you guys commented on what percent of your fleet is up for renewals in, say, like the next three years, just as we’re kind of thinking about this opportunity?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Not specifically, but I would tell you we have done a lot of short-term renewals as leases have come up just to give ourselves some flexibility. Our leases are typically structured so that we have a kick out after year five. So there is a healthy chunk of leases that we are looking at as we get over the next several years.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Great. Thanks a lot.

Operator: And the last question today will come from Neely Tamminga of Piper Jaffray. Please go ahead.

<Q – Neely Tamminga – Piper Jaffray & Co. (Broker)>: Great. Good morning. This may seem like a fairly basic question upfront, but we’ve heard a lot about the high retention at Chico’s, of which, most of us know exists. Where’s the new customer acquisition coming from? And could you speak to us freshly about the idea that the brands can help each other along that customer acquisition curve? Some fresh insights there would be helpful. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. Thanks for the question, Neely. So I think you’re definitely right. What we are in the midst of is really looking at all of our marketing spend and where the most effective marketing spend is, and that’s not just what marketing dollar drives the most sales, but segmenting our marketing between what marketing drives the most new customers, what is the best for retention, and so forth.

And we’re finding a lot of interesting things along the way. I think a lot more to come. For some of our brands, it’s about the right merchandise that appeals to a new customer, and we’re getting great insights on that. Some of it is the marketing vehicle itself. So it kind of varies, and it’s part of the journey that we’re on.

In terms of the cross-brand marketing, that is probably – it’s a terrific opportunity for us. And we’ve seen, as we do do cross-brand marketing, we do it in a respectful way for our customers where

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they don’t feel like they’re being bombarded, but they feel like they’re getting a respectful introduction, we are getting great response.

<A – Shelley Broader – Chico’s FAS, Inc.>: I think it’s important to remember that outside of maybe the people that are listening to us today and the people who live in Fort Myers and Naples, people don’t know that White House Black Market and Chico’s are in any way related, and only some people know that Soma is related to Chico’s.

And so the opportunity exists in the fact that those are three separate distinct and unique styles, and we can see cross-shopping there and incent more behind the scenes. But it’s a delicate balance too because you want to have those clean sharp edges at the front of your brand and at the front of the house, and whether a very dedicated and loyal White House Black Market customer would necessarily want to be incented at Chico’s is something that we’ve got to be very, very careful about. However, I think the opportunity to leverage and understand those two customer base is better, is a big part of that actioning retail science bucket.

And then secondly, as it relates to adding newness to that customer bucket, and I’ll speak primarily to Chico’s, I think sometimes people forget there’s a 55-year-old born every minute. Everyone thinks that the top of our file is quote-unquote, aging out or worse. But the fact is people are coming into that bucket at the same rapid rate, and if you look at the aging population of the U.S. and that aging boomer market, there’s a tremendous amount of people in our core demographic, and there continues to be more people added to that core demographic each and every day. And it’s our job to make sure our brand is current, that it’s modern, that it’s relevant, that it’s speaking to the upper end, lower end of what is – in one of the widest psychographics and demographics in specialty retail. And we’ve got to please both ends of that spectrum and sort of the modernization and the newness of that brand and its increasing penetration online gives me a lot of confidence there.

<Q – Neely Tamminga – Piper Jaffray & Co. (Broker)>: Thank you, guys. Best wishes in the second half.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Jennifer Powers for any closing remarks.

Jennifer Powers, Vice President-Investor Relations

Thank you, Andrew. We do apologize for any questions that we weren’t able to get to today. So, as always, we are available for follow-up afterwards if necessary.

And now I’m going to turn it back over to Shelley for some closing comments.

Shelley G. Broader, President, Chief Executive Officer & Director

Great. Thanks everyone for listening today, and as you can see, we’re working hard to transform our company for our customer today and for the future. And we’re executing on our cost reduction and operating efficiency initiatives. We have redesigned our organizational structure to make us more nimble and responsive to our customers’ needs, and our progress is already evident in the

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savings that we have seen. So successful completion of our initiatives and the development of additional revenue opportunities will position Chico’s FAS to drive substantial growth and increase shareholder value. So thanks, everyone, and thank you for your interest in Chico’s FAS, Inc.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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